GRAINGER REPORTS EARNINGS PER SHARE OF $1.31, INCLUDING NET NEGATIVE CHARGE OF $0.07 FOR THE 2010 FIRST QUARTER
Raises 2010 EPS guidance to $5.70 to $6.10

Quarterly Highlights
•	Sales of $1.7 billion, up 14 percent
•	Operating earnings of $183 million, up 15 percent
•	EPS of $1.31, up 5 percent, including the following items:
•	$0.15 charge related to the new health care legislation
•	$0.08 benefit as a result of change in paid time off policy in the U.S.
•	Operating cash flow of $113 million, up $70 million from Q1 of 2009
•	U.S. business sales growth of 8 percent, earnings growth of 11 percent, excluding paid time off policy change
•	Generated pretax ROIC* of 25.9 percent

CHICAGO, April 14, 2010 – Grainger (NYSE: GWW) today reported first quarter sales of $1.7 billion, which were up 14 percent versus first quarter 2009.  Both quarters had the same number of selling days (63).  Net earnings for the quarter increased 3 percent to $99 million versus $96 million in 2009.  Earnings per share increased 5 percent to $1.31 versus $1.25 for the first quarter 2009.

“We are off to a great start with 14 percent sales growth in the quarter,” said Chairman, President and Chief Executive Officer Jim Ryan.  According to Ryan, “Strong operating performance from the U.S. business was the story for the quarter.  The company’s solid execution, strong sales growth from all the businesses, particularly in March, combined

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a 4 point average for net assets less cash equivalents (non operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve.  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

with continued signs of strengthening in the U.S., Canadian and Mexican economies give us confidence to raise our 2010 sales growth guidance to a range of 9 to 12 percent and our earnings per share guidance to a range of $5.70 to $6.10, which does not include the two unusual items.”  In January, the company issued guidance of 6 to 10 percent sales growth with earnings per share of $5.40 to $5.90.

“Despite some economic uncertainty expected in the second half of the year, we expect to deliver strong results for the remainder of 2010.  We plan to increase our market leadership position by providing our customers the broadest product offering and world-class customer service to help them operate their facilities more efficiently,” said Ryan.

Two unusual non-cash items, a benefit from changes to the company’s paid time off policy and a tax expense related to the tax treatment of retiree healthcare benefits following the passage of the Patient Protection and Affordable Care Act, resulted in a net negative impact of $0.07 per share in the quarter.

Grainger recorded a one-time, non-cash charge of $11 million, or 15 cents per share, in the quarter, to write down a deferred income tax asset following the passage of the health care legislation.  Also in the quarter, there was 8 cents per share benefit from a policy change reducing the company’s paid time off liability.  In January 2010, the company’s preliminary estimate for the full-year impact of this change was approximately 25 cents per share.  The company now expects 8 to 9 cents per share of benefit in each of the remaining quarters in 2010 for a total impact of $0.34 to $0.35 per share.  This benefit will not repeat in 2011.

Daily sales for the company increased 12 percent in January, 12 percent in February and 18 percent in March.  For the quarter, sales were positively affected by foreign exchange, which contributed 3 percentage points to the increase.  Acquisitions contributed 5 percent in the quarter.  Pricing was flat while volume was up 6 percent.

The company has two reportable business segments, the United States and Canada, which represent approximately 95 percent of company sales.  The remaining operating units (Japan, Mexico, India, Puerto Rico, China and Panama) are included in other businesses and are not considered a reportable segment.

United States
Sales for the United States segment increased 8 percent in the 2010 first quarter.  Daily sales increased 6 percent in January, 6 percent in February and 10 percent in March.  There was no effect in the quarter from the sale of seasonal products.  All customer end markets were up except contractor.

Also contributing to segment performance in the quarter was the benefit of the integration of Lab Safety Supply and Grainger Industrial Supply.  From the beginning of 2009 through the end of the 2010 first quarter, this integration has generated $65 million of additional revenue and $31 million of cost savings.  The company expects to deliver $70-$100 million in incremental revenue by mid year and has already exceeded the $20-$30 million cost savings target.

The U.S. business closed nine branches in the quarter.  That brings the total to 20 including the 11 in the fourth quarter of 2009.  The company expects these actions to contribute $4-$10 million benefit in 2010, excluding one-time closing costs.  The company will continue to examine ways to improve its cost structure and address underperforming assets.

Operating earnings for the quarter were up 16 percent in the United States, up 11 percent excluding the paid time off policy change.  The operating earnings increase was the result of higher sales and operating expenses increasing at a slower rate than sales.  Gross profit margins for the quarter were up 10 basis points.  Higher sales to large customers with greater volume discounts negatively affected gross profit, something the company expects to continue.  Payroll-related expenses were up due to higher commissions, profit sharing and bonus accruals.

Canada
Sales for the Acklands-Grainger business in the quarter were up 35 percent in U.S. dollars versus the 2009 first quarter.  In local currency, sales were up 13 percent for the quarter and on a daily basis were up 4 percent in January, up 13 percent in February and up 20 percent in March.

Sales in Canada benefited from a growing Canadian economy with particular strength in the oil and gas, agriculture and mining, utilities and forestry sectors, partially offset by weaker sales to the government.  Operating earnings increased 6 percent for the 2010 first quarter but were down 12 percent in local currency.  The decrease in operating earnings is due to a 50 basis point decline in gross margin as sales to large customers, which typically have lower margins, were particularly strong in the quarter.  In addition, operating expenses increased faster than sales driven by increased commissions and Acklands-Grainger’s sponsorship of the Winter Olympic Games in Vancouver.

Other Businesses
Sales for the other businesses, which include Japan, Mexico, India, Puerto Rico, China and Panama, were up 259 percent versus prior year, due primarily to the new consolidation of sales for Japan and India, along with strong growth in Mexico and China.

Operating earnings for other businesses were breakeven for the first quarter 2010 compared to a $3 million loss a year ago.  In addition to the earnings contribution from Japan, the Mexican business returned to profitability and the Chinese business reduced its loss.

Other
Interest income net of interest expense was flat for the quarter.  The effective tax rate was 45.1 and 39.2 percent in the 2010 and 2009 first quarters, respectively.  Excluding the one-time impact from the health care legislation, the effective tax rate was 39.3 percent.

Cash Flow
Operating cash flow was $113 million for the 2010 first quarter versus $43 million in the first quarter of 2009.  The first quarter included the annual contribution to the profit sharing trust (the company’s retirement plan).  Additionally, U.S. managers did not receive an incentive compensation payment (bonus), which traditionally is paid out in the first quarter.  Capital expenditures were $14 million in the first quarter compared to $28 million in the quarter a year ago.  Dividends paid in the first quarter were approximately $34 million.

W.W. Grainger, Inc. with 2009 sales of $6.2 billion is North America’s leading broad line supplier of maintenance, repair and operating products with an expanding presence in Asia and Latin America.

Visit www.grainger.com/investor to access a podcast describing Grainger’s performance in more detail.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law.  Forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts.  They are generally identified by qualifiers such as “continued signs of strengthening economies”,  “earnings per share guidance”, “estimate”, “expect”, “expected”, “expects”, “plan”, “sales growth guidance”, “range”, “will”, or similar expressions. There are risks and uncertainties, the outcome of which could cause the company’s results to differ materially from what is projected.  The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:

Media:	Investors:
Jan Tratnik	Ernest Duplessis
Director, Corporate Communications & Public Affairs	Vice President, Investor Relations
847/535-4339	847/535-4356

Erin Ptacek	William Chapman
Director, Corporate Brand & Reputation	Director, Investor Relations
847/535-1543	847/535-0881

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended March 31,
	2010	2009
Net sales	$1,672,354	$1,465,248
Cost of merchandise sold	966,612	835,833
Gross profit	705,742	629,415

Warehousing, marketing and administrative expenses	522,857	470,201
Operating earnings	182,885	159,214

Other income and (expense)
Interest income	241	401
Interest expense	(2,030)	(2,218)
Equity in net income (loss) of unconsolidated entities	(80)	76
Other non-operating income (expense)	(26)	995
Total other income and (expense)	(1,895)	(746)

Earnings before income taxes	180,990	158,468

Income taxes	81,573	62,090

Net earnings	99,417	96,378

Less: Net earnings attributable to noncontrolling interest	244	–

Net earnings attributable to W.W. Grainger, Inc.	$99,173	$96,378

Earnings per share -Basic	$1.34	$1.27
-Diluted	$1.31	$1.25

Average number of shares outstanding -Basic	72,577	74,260
-Diluted	73,855	75,142

Diluted Earnings Per Share
Net earnings as reported	$99,173	$96,378
Less: earnings allocated to participating securities	(2,202)	(2,242)
Net earnings available to common shareholders	$96,971	$94,136

Weighted average shares adjusted for dilutive securities	73,855	75,142
Diluted earnings per share	$1.31	$1.25

SEGMENT RESULTS (Unaudited)
(In thousands of dollars, except for per share amounts)

	Three Months Ended March 31,
	2010	2009
Sales
United States	$1,408,141	$1,308,737
Canada	194,139	143,795
Other Businesses	80,921	22,532
Intersegment sales	(10,847)	(9,816)
Net sales to external customers	$1,672,354	$1,465,248

Operating earnings
United States	$201,615	$173,185
Canada	6,314	5,954
Other Businesses	(82)	(2,934)
Unallocated expense	(24,962)	(16,991)
Operating earnings	$182,885	$159,214

Company operating margin	10.9%	10.9%
ROIC* for Company	25.9%	24.8%
ROIC* for United States	37.9%	32.9%
ROIC* for Canada	6.1%	6.8%

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

	At March 31,
Assets	2010	2009
Cash and cash equivalents	$548,469	$257,570
Accounts receivable – net (1)	688,628	559,315
Inventories (2)	852,521	956,565
Prepaid expenses and other assets	95,711	76,241
Deferred income taxes	42,494	54,600
Total current assets	2,227,823	1,904,291
Property, buildings and equipment - net	939,438	927,674
Deferred income taxes	71,654	105,674
Investment in unconsolidated entities (3)	3,533	19,181
Goodwill (4)	356,159	209,188
Other assets and intangibles – net (4)	212,168	104,497
Total assets	$3,810,775	$3,270,505

Liabilities and Shareholders’ Equity
Short-term debt	$35,247	$20,827
Current maturities of long-term debt (5)	57,295	29,590
Trade accounts payable	314,039	254,337
Accrued compensation and benefits	149,631	117,912
Accrued contributions to employees’ profit sharing plans	31,402	28,591
Accrued expenses	103,421	82,703
Income taxes payable	42,873	36,823
Total current liabilities	733,908	570,783
Long-term debt	425,000	479,895
Deferred income taxes and tax uncertainties	62,560	33,971
Accrued employment-related benefits	230,603	198,975
Shareholders' equity (6)	2,358,704	1,986,881
Total liabilities and shareholders’ equity	$3,810,775	$3,270,505

(1)	Accounts receivable increased $129 million, or 23%, due to higher sales.
(2)	Inventories decreased $104 million, or 11%, due to lower purchases during 2009 in response to the lower sales volume.
(3)	Investment in unconsolidated entities decreased $16 million, or 82%, due to acquiring the majority ownership of MonotaRo Co. Ltd. which was previously held as an investment in unconsolidated entities.
(4)	Goodwill and intangibles increased due to acquisitions in the second half of 2009.
(5)	Current maturities of long-term debt increased $28 million, or 94%, due to payments on the term loan obtained in May 2008 that will be due within one year.
(6)	Common stock outstanding as of March 31, 2010 was 72,895,785 shares as compared with 73,211,484 shares at March 31, 2009.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities:
Net earnings	$99,417	$96,378
Provision for losses on accounts receivable	3,369	4,082
Deferred income taxes and tax uncertainties	2,995	(7,739)
Depreciation and amortization	35,924	33,633
Stock-based compensation	9,167	9,207
Tax (expense) benefit of stock incentive plans	(33)	301
Net losses on sales of property, buildings and equipment	67	50
(Income) losses from unconsolidated entities – net	80	(76)
Change in operating assets and liabilities – net of business acquisition
(Increase) decrease in accounts receivable	(62,976)	23,310
(Increase) decrease in inventories	44,520	47,243
(Increase) decrease in prepaid expenses and other assets	19,890	19,432
Increase (decrease) in trade accounts payable	11,737	(34,990)
Increase (decrease) in other current liabilities	(93,522)	(181,657)
Increase (decrease) in current income taxes payable	35,922	35,054
Increase (decrease) in accrued employment-related benefits cost	7,748	496
Other – net	(1,113)	(2,208)
Net cash provided by operating activities	113,192	42,516
Cash flows from investing activities:
Additions to property, buildings and equipment – net	(13,819)	(28,407)
Net cash paid for business acquisition, and other investments	(8,330)	24
Net cash used in investing activities	(22,149)	(28,383)
Cash flows from financing activities:
Net increase in short-term debt	487	838
Long-term debt payments	(8,333)	–
Stock options exercised	31,875	5,689
Excess tax benefits from stock-based compensation	9,194	797
Purchase of treasury stock	(6,364)	(127,696)
Cash dividends paid	(34,076)	(30,615)
Net cash used in financing activities	(7,217)	(150,987)
Exchange rate effect on cash and cash equivalents	4,772	(1,866)
Net increase (decrease) in cash and cash equivalents	88,598	(138,720)
Cash and cash equivalents at beginning of year	459,871	396,290
Cash and cash equivalents at end of period	$548,469	$257,570